Exhibit 99.1

Watsco Reports 19% EPS Increase During Third Quarter to a Record

$1.05 on Record Sales and Expanded Margins

20 New Locations Added to Watsco’s Network

COCONUT GROVE, FLORIDA, October 26, 2006 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today announced record performance for the third quarter and nine months ended September 30, 2006.

Sales, gross profit and operating profit reached record levels and combined to produce record gross margins, operating margins, net income and earnings per share for the quarter and for the nine-months.

Albert H. Nahmad, President & Chief Executive Officer, stated: “This has been another solid, record breaking quarter, with record performance in revenues and profitability contributing to our best year ever. We outperformed against a very strong quarterly comparison a year ago as well as challenges posed by the 13 SEER product transition. Roughly half of our business volume and related inventory transitioned to new families of products during the last nine months. We passed along price increases and carried higher levels of inventory to mitigate erratic OEM deliveries. Despite these challenges, this has been the most profitable quarter in our history.”

Earnings per share for the third quarter increased 19% to $1.05 per diluted share with net income increasing by 19% to $29.1 million, compared to 88 cents per diluted share on net income of $24.3 million in 2005.

During the quarter, revenues grew 6%, or $29 million, to $507 million. On a same-store basis, revenues increased 5%. Sales of unitary air conditioning equipment (representing 28% of third quarter sales) improved 4% comprised of a 22% increase in average sales prices offset by an 18% decline in unit volume. Strong seasonal sales comparisons from a year ago (unit volumes increased approximately 20% in the third quarter of 2005) and late and incomplete OEM deliveries during the 13 SEER product transition contributed to the decline in unit volumes. Sales results also reflect a 30% sales increase to the commercial refrigeration market (11% of sales) and sales at new locations.

“We are glad the heavy lifting caused by the 13 SEER transition is largely over,” Mr. Nahmad added. “Inventory levels are expected to decline substantially during the fourth quarter, improving working capital and cash flow as product deliveries and lead times have begun to stabilize. From our customers’ standpoint, we see growing acceptance of more efficient HVAC products as consumers move to counteract higher energy costs. We believe this is a long-term trend that will benefit everyone in the industry. Our goal is to be the leader at the distribution level and maximize the opportunities afforded by these very positive developments.”

Gross profit grew 11%, or $13 million, to $133 million with gross profit margin improving 110 basis-points to a record 26.3%, reflecting higher margins for both equipment products (45% of total sales) and non-equipment products (55% of total sales). Strong pricing discipline and sales and marketing efforts have contributed to the enhanced gross margin for all products, including the recently introduced higher-efficiency equipment products.

SG&A expenses increased 7%, or $5.9 million, to $85.8 million during the quarter and reflect new or unusual operating costs related to recently opened locations, delivery and handling costs from the transfer and movement of inventory during the 13 SEER product transition and stock option costs related to the implementation of FASB Statement No. 123R.

Operating income advanced 18%, or $7.2 million, to $47.4 million with operating margins expanding 90 basis-points to a record 9.3%. Operating margins on a same-store basis improved 100 basis-points to a record 9.4%.

New locations in both new and existing markets added $10 million of revenue for the quarter and $23 million of sales for the nine months and in aggregate have produced profits during their first year of operation. Approximately $12 million of working capital has been deployed in the 20 locations.

For the first nine months of 2006, earnings per share increased 26% to $2.54 per diluted share with net income increasing by 27% to $70.8 million, compared to $2.02 per diluted share on net income of $55.9 million in the comparable period of 2005.

Revenues year to date grew 12%, or $147 million, to $1.41 billion. On a same-store basis, revenues increased 11%. The increase in revenues reflects improving sales mix from the introduction of higher-efficiency air conditioning equipment, double-digit gains in commercial refrigeration products and sales at new locations.

Gross profit grew 15%, or $47 million, to $366 million with gross profit margin advancing 70 basis-points to a record 25.9%. Operating income increased 25%, or $23.3 million, to $116.4 million with operating margins expanding 90 basis-points to a record 8.2%.

Looking ahead, although OEM deliveries have improved, the Company anticipates flat to single-digit sales growth with continued improvement in profit margins during the fourth quarter of 2006 given last year’s unusually strong equipment sales growth of 22%. During 2007, the Company expects a favorable sales mix as the new families of air conditioning systems will represent the entirety of equipment sales.

Mr. Nahmad continued: “We have added 20 branches during the last twelve months, enhancing convenience and expanding geographic coverage. Our performance and strength puts us in an excellent position to continue our growth. With our share only at 7% of the United States HVAC/R market, our plan is to continue growing by adding new branches (by green fielding and acquisitions), expanding our product offering and further expanding margins as we build our network throughout major markets.”

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s focused strategy provides the products, technical support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco will be holding its investor conference call today, October 26, 2006 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 361 locations serving over 38,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Percentage Change	Nine-Months Ended September 30,		Percentage Change
	2006	2005		2006	2005
Revenues	$506,858	$477,553	6%	$1,413,194	$1,266,535	12%
Cost of sales	373,645	357,435		1,047,413	947,467

Gross profit	133,213	120,118	11%	365,781	319,068	15%

Gross profit margin	26.3%	25.2%		25.9%	25.2%

SG&A expenses	85,846	79,963	7%	249,408	225,989	10%

Operating income	47,367	40,155	18%	116,373	93,079	25%

Operating margin	9.3%	8.4%		8.2%	7.3%

Interest expense, net	1,101	748	47%	3,020	2,771	9%

Income before income taxes	46,266	39,407	17%	113,353	90,308	26%
Income taxes	17,215	15,060		42,507	34,407

Net income	$29,051	$24,347	19%	$70,846	$55,901	27%

Earnings per share for Common and Class B common stock:
Basic	$1.11	$0.94	18%	$2.71	$2.15	26%
Diluted	$1.05	$0.88	19%	$2.54	$2.02	26%
Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,136	26,030		26,148	26,003
Diluted	27,689	27,777		27,854	27,701

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior twelve months.)

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$790	$27,650
Accounts receivable, net	212,227	191,747
Inventories	322,444	266,543
Other	13,972	8,051

Total current assets	549,433	493,991
Property and equipment, net	20,757	17,244
Other	167,704	167,496

Total assets	$737,894	$678,731

Accounts payable and accrued expenses	$149,914	$169,219
Current portion of long-term obligations	10,081	10,079

Total current liabilities	159,995	179,298
Borrowings under revolving credit agreement	55,000	30,000
Long-term notes, net of current portion	—	10,000
Other long-term obligations, net of current portion	12,798	8,783

Total liabilities	227,793	228,081
Shareholders’ equity	510,101	450,650

Total liabilities and shareholders’ equity	$737,894	$678,731

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